SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT, dated as of the 17th day of March, 2015, by and between ADDISON PARK, LTD. and THE GIBBY FAMILY LIVING TRUST, as Landlord (the “Landlord”), and ULURU Inc., as Tenant (the “Tenant”);

W I T N E S S E T H

Recitals

A.           Reference is made to that certain Lease Agreement dated January 31, 2006, as amended by Amendment to Lease Agreement dated February 22, 2013 (collectively referred to as the “Lease”) executed by and between Landlord and Tenant, covering approximately 8,923 s.f. of net rentable space in Landlord’s project located at 4452 Beltway Drive, Addison, Dallas County, Texas, known as “Addison Park Place, Building 5.”

B.           Landlord and Tenant desire to amend the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, each of the undersigned does hereby agree as follows:

1.           Extension of Lease Term.

The current term of the Lease expires on March 31, 2015.  The parties agree that the term of the Lease is hereby renewed and extended for a period of thirty-six (36) months, so that the term of the Lease shall expire on March 31, 2018.

2.           Rental Adjustment.

Tenant’s Base Rent shall remain $6,878.15 per month ($9.25/SF/YR) through March 31, 2018. All other rental provisions of the Lease shall remain the same, including Tenant’s estimated monthly operating expense payments, currently estimated at $2,467.55, subject to change per the terms of the Lease and the HVAC Filter Maintenance Expense which shall remain $90.00 per month.

3.           Effective Date.

This Amendment shall be effective upon the full execution hereof by both parties.

4.           Condition of Premises.

Tenant is occupying the space in its “as is” condition, and any changes or modifications to the space shall be at the Tenant’s sole cost and expense. Notwithstanding the foregoing to the contrary, Landlord at Landlord’s expense shall replace the Payne HVAC Unit (1983) and shall during the extended term of the Lease, pay for the cost of any HVAC repairs or replacements in excess of $500.00 per unit per occurrence.  Once a unit has been replaced, Tenant shall be solely responsible for the cost of subsequent repairs to the unit, subject to applicable contractor and manufacturer’s warranties.

5.           Brokerage.

Tenant and Landlord each warrant and represent to the other that no real estate broker has been involved in the negotiation of this Lease Amendment nor is owed a commission or finder’s fee in connection with this Amendment, other than Harkinson Investment Corporation as Landlord’s Agent and each agrees to indemnify and hold the other party harmless in connection with any claims for such fees which may be asserted.

6.           Binding Agreement.

Except as specifically modified by this Second Amendment to Lease Agreement, all other terms and conditions of the Lease are hereby ratified and confirmed.  In the event of a conflict between the terms of this Second Amendment to Lease Agreement and the other terms of the Lease, the terms of this Second Amendment to Lease Agreement shall prevail.

This Second Amendment to Lease Agreement is executed as of the day and year first above written.

LANDLORD:  ADDISON PARK, LTD. /GIBBY FAMILY LIVING TRUST

By:                  /s/ William J. Harkinson

Name:                       William J. Harkinson, President

Title:           Harkinson Investment Corporation, General Partner

TENANT:  ULURU INC.

By:                   /s/ Kerry P. Gray

Name:                                Kerry P. Gray

Title:                      President & CEO